Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated August 8, 2012

Relating to Preliminary Prospectus Supplement dated August 7, 2012

Registration Statement No. 333-183124

Suburban Propane Partners, L.P.

Pricing Term Sheet and Related Matters

6,300,000 Common Units

Issuer:	Suburban Propane Partners, L.P.

Symbol:	SPH

Size:	$236,943,000

Units sold:	6,300,000 common units representing limited partner interests

Price to public:	$37.61 per common unit

Units outstanding after this offering (assuming no exercise of the option to purchase additional units):	56,047,240 common units representing limited partner interests

Proceeds to SPH (before expenses)[1]:	$227,465,280

Option to purchase additional units:	Up to 945,000 common units

Trade date:	August 8, 2012

Closing date:	August 14, 2012

Underwriters:

Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Raymond James & Associates, Inc.

Stifel, Nicolaus & Company, Incorporated

[1]	Excluding offering expenses and exercise of option to purchase additional units but including the deduction of underwriting commissions.

Prior to purchasing the common units being offered pursuant to the preliminary prospectus supplement, on August 8, 2012, Wells Fargo Securities, LLC purchased, on behalf of the syndicate, 125,000 common units at an average price of $37.92 per unit in stabilizing transactions.

Suburban Propane Partners, L.P. previously filed a registration statement on Form S-3 (Registration No. 333-183124) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement became effective on August 7, 2012. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Suburban Propane Partners, L.P. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

A copy of the preliminary prospectus supplement and prospectus relating to the offering may be obtained from the following addresses: Wells Fargo Securities, LLC, Attn: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152,
or by telephone at (800) 326-5897 or by e-mail at cmclientsupport@wellsfargo.com; Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attn: Prospectus Department, 222 Broadway, 7th Floor, New York, New York 10038, or by e-mail at dg.prospectus_requests@baml.com; Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Dept., 140 58th Street, 8th floor, Brooklyn, New York 11220, or by telephone at (800) 831-9146 or by email at batprospectusdept@citi.com; Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, New York 10010, or by telephone at (800) 221-1037 or by email at newyork.prospectus@credit-suisse.com; Deutsche Bank Securities Inc., Attn.: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, or by telephone at (800) 503-4611 or by email at prospectus.CPDG@db.com; Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, New York 10282, or by telephone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at (866) 803-9204; or Raymond James & Associates, Inc., Attn: Prospectus Department, 880 Carillon Parkway, St. Petersburg, Florida 33716, or by telephone at (800) 248-8863 or by email at prospectus@raymondjames.com.

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